Designated Filer:	Cypress Investments, LLC
Issuer & Ticker Symbol:	Earthstone Energy, Inc. (ESTE)
Date of Event Requiring Statement:	April 14, 2022

Explanation of Responses

1. Cypress Investments, LLC, a Delaware limited liability company (“Cypress”), directly holds (a) 4,611,808 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), of Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), that Cypress acquired at a price of $11.10 per share from EnCap Energy Capital Fund VII, L.P., a Texas limited partnership (“EnCap Fund VII”), on April 14, 2022 (the “Closing Date”) upon the consummation of the transactions contemplated by the Securities Purchase Agreement, dated as of January 30, 2022, by and between Cypress and EnCap Fund VII and (b) 60,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), of Earthstone, which shares of Series A Preferred Stock were acquired by Cypress at a price of $1,000 per share on the Closing Date upon the consummation of the transactions contemplated by the Securities Purchase Agreement, dated as of January 30, 2022, by and among Earthstone, Cypress and EnCap Energy Capital Fund XI, L.P. (“EnCap Fund XI”) (the “PIPE SPA”).  At the closing of the transactions contemplated by the PIPE SPA, Earthstone issued to Cypress and EnCap Fund XI an aggregate of 280,000 shares of Series A Preferred Stock.  Each share of Series A Preferred Stock will be convertible into a number of shares of Class A Common Stock determined by dividing the liquidation preference of the Series A Preferred Stock, which is equal to the purchase price per share of Series A Preferred Stock plus the amount of any accrued and unpaid dividends through the date of conversion, by the conversion price.  No dividend will be paid on the Series A Preferred Stock if it converts into Class A Common Stock on or before October 1, 2022.  Accordingly, until such date (i) each share of Series A Preferred Stock will automatically convert into 90.0900900900901 shares of Class A Common Stock at an initial conversion price of $11.10 per share of Class A Common Stock and (ii) the Series A Preferred Stock held by Cypress will be convertible into 5,405,405 shares of Class A Common Stock (and the Series A Preferred Stock held by Cypress and EnCap Fund XI will be convertible, in the aggregate, into 25,225,225 shares of Class A Common Stock).  Each share of Series A Preferred Stock will automatically convert into shares of Class A Common Stock on the 21st calendar day after Earthstone mails a definitive information statement to holders of its Class A Common Stock and Class B common stock, par value $0.001 per share (“Class B Common Stock” and, together with the Class A Common Stock, “Common Stock”), notifying them that holders of a majority of the outstanding Common Stock have consented to the conversion feature of the Series A Preferred Stock and the issuance of Class A Common Stock upon conversion of the Series A Preferred Stock.  As of January 30, 2022, Earthstone had received written consent for the conversion feature of the Series A Preferred Stock and the issuance of the Class A Common Stock issuable upon conversion of the Series A Preferred Stock from stockholders representing more than 50% of Earthstone’s outstanding Common Stock.  The initial conversion price is subject to adjustment in certain circumstances, including stock splits, stock dividends, rights offerings, or combinations of Common Stock.

2. Post Oak Energy Capital, LP, a Delaware limited partnership (“Post Oak”), is the sole managing member of Cypress, and Post Oak Energy Holdings, LLC (“POEH”) is the sole general partner of Post Oak.  Therefore, each of Post Oak and POEH may be deemed to beneficially own all of the reported Class A Common Stock and Series A Preferred Stock that are deemed to be beneficially owned by Cypress.  Each of Post Oak and POEH disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that such reporting person is a beneficial owner of the reported securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose.

3. Frost W. Cochran, a Managing Director of POEH and a founding partner of Post Oak, serves on the Board of Directors of Earthstone (the “Board”).  Solely for purposes of Section 16 of the Exchange Act, the reporting persons may be deemed to be directors-by-deputization as a result of the service of Mr. Cochran on the Board. For purposes of the exemption under Rule 16b-3 promulgated under the Exchange Act, the Board approved the acquisition of any direct or indirect pecuniary interest in any and all shares of Class A Common Stock (including the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock) by the reporting persons as a result of or in connection with the transactions contemplated by the PIPE SPA.